Exhibit 4.5
February 11, 2026
From: [Dealer]
[__________]
[__________]
[__________]
Attention:     [Title of Contact] 1
Telephone No.:     [__________]
Email:    [__________]

To: CyberArk Software Ltd.
9 Hapsagot Street
Park Ofer B, P.O. Box 3143
Petach-Tikva 4951040, Israel
Telephone: +972-3-918-0000

Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, CA 95054
Telephone: +1-408-753-4000
Re: Base Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is (i) to amend and restate in its entirety, effective as of the Effective Date, the letter agreement (the “Original Confirmation”) confirming the terms and conditions of the call option transaction entered into between [_________] (“Dealer”) and CyberArk Software Ltd. (“Assignor”) as of the Trade Date specified below (the “Transaction”), dated as of June 5, 2025 and (ii) for Assignor to transfer and assign its rights and obligations under the Original Confirmation to Palo Alto Networks, Inc., a Delaware corporation (“Counterparty”), and Counterparty to assume and accept the same, also effective as of the Effective Date. This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Assignor, Counterparty and Dealer agree that the assignment of the Original Confirmation by Assignor to Counterparty effected hereby evidences a binding agreement among them as to such assignment. Counterparty and Dealer further agree that this Confirmation together with the Agreement evidence a complete binding agreement between them as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications between the parties with respect thereto.
Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) among Assignor, Counterparty, and Athens Strategies Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Counterparty (“Merger Sub”), dated July 30, 2025. Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into Assignor, with Assignor continuing as the surviving corporation and wholly owned subsidiary of Counterparty (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each ordinary share, par value NIS 0.01 per share, of Assignor issued and outstanding immediately prior to the Effective Time (other than any Deemed Cancelled Shares (as defined in the Merger Agreement) and Converted Shares (as defined in the Merger Agreement)) will be converted into (A) 2.2005 fully paid and non-assessable Shares (as defined below), and (B) the right to receive $45.00 in cash, without interest, in each case in accordance with the terms of, and subject to the qualifications described in, the Merger Agreement, and cash in lieu of any fractional Shares, as set forth in the Merger Agreement.
Assignor has outstanding USD 1,250,000,000 in aggregate principal amount of 0.00% Convertible Senior Notes due 2030 (as originally issued by Assignor, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued pursuant to an Indenture dated June 10, 2025 (the “Base Indenture”), between Assignor and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). In connection with the Merger, Assignor, Counterparty and the Trustee have entered into a First Supplemental Indenture to the Base Indenture, dated February 11, 2026 (the “Supplemental Indenture” and the Base Indenture, as so supplemented, the “Indenture”).
Assignor and Counterparty have requested, and Dealer has agreed, to amend and restate the Original Confirmation. Upon the execution and delivery of this Confirmation, and the satisfaction of the other conditions set
1 Include for Dealer.

forth in Section 9(w) hereof, this Confirmation will supersede and replace the Original Confirmation in its entirety. All references to the Original Confirmation in the Agreement or in any other documentation between the parties regarding the Transaction shall be to this amended and restated Confirmation.
Furthermore, pursuant to this Confirmation, (i) Assignor transfers and assigns all of its rights and obligations under the Original Confirmation with respect to all of the Options to Counterparty, in each case arising on and after the Effective Date; (ii) Counterparty assumes and agrees to perform all of the obligations of, and acquires all of the rights, title and interest of, Assignor under the Original Confirmation, in each case arising on and after the Effective Date; and (iii) Dealer consents to the foregoing and releases and discharges Assignor from any and all obligations and liabilities under the Original Confirmation arising on or after the Effective Date. For the avoidance of doubt, Assignor remains responsible for any obligations and liabilities that have accrued or relate to any period prior to the Effective Time. Assignor is executing this Confirmation for purposes of effecting the assignment described in this paragraph only and, for the avoidance of doubt, shall have no further rights or obligations under this Confirmation. Assignor, Counterparty and Dealer confirm that, concurrently with the entry into this Confirmation, Assignor has assigned the letter agreement dated June 6, 2025 between Dealer and Assignor relating to an additional call option transaction to Counterparty.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Preliminary Offering Memorandum dated June 4, 2025 (the “Offering Memorandum”) relating to the Convertible Notes. In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of the execution of the Supplemental Indenture, after giving effect to the Supplemental Indenture, and if the Indenture is amended or supplemented following the date of the execution of the Supplemental Indenture (other than any amendment or supplement pursuant to Section 14.07 of the Indenture, subject to the second paragraph under “Method of Adjustment” in Section 3 of this Confirmation), any such amendment or supplement will be disregarded for purposes of this Confirmation (other than as provided in Section 9(j)(iii) below) unless the parties agree otherwise in writing. For the purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Option Transaction.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), (ii) in respect of Section 5(a)(vi) of the Agreement, (a) the “Cross Default” provisions shall apply to Dealer with a “Threshold Amount” of three percent of the shareholders’ equity of [Dealer][Dealer’s ultimate parent]2 as of the Trade Date, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) and (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.” and (iii) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business). In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
2.The terms of the particular Transaction to which this Confirmation relates are as follows:

2 Retain reference to Dealer’s ultimate parent in UBS Confirmations; delete in all others.

General Terms.
Trade Date:    June 5, 2025
Effective Date:    The date on which the conditions set forth in Section 9(w) are satisfied.
Option Style:    “Modified American,” as described under “Procedures for Exercise” below
Option Type:    Call
Buyer:    Counterparty
Seller:    Dealer
Shares:    The common stock of Counterparty, par value $0.0001 per share (Exchange symbol “PANW”).
Number of Options:    [_______]3. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.
Applicable Percentage:    [__]%4
Option Entitlement:    A number equal to the product of the Applicable Percentage and 1.9614.
Strike Price:    USD 211.2429
Cap Price:    USD 291.4406
Premium:     USD [______]5
Premium Payment Date:     June 10, 2025
Exchange:     The Nasdaq Global Select Market
Related Exchange(s):     All Exchanges
Excluded Provisions:    Section 14.04(h) and Section 14.03 of the Indenture.
Procedures for Exercise.
Conversion Date:    With respect to any conversion of a Convertible Note (other than any conversion of Convertible Notes with a Conversion Date occurring prior to the Free Convertibility Date (any such conversion, an “Early Conversion”), to which the provisions of Section 9(j)(i) of this Confirmation shall apply), the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 14.02(b) of the Indenture (such Convertible Notes, the “Relevant Convertible Notes” for such Conversion Date).
3 Insert number of options for applicable Dealer’s Original Confirmation (Base)
4 Insert applicable percentage from dealer’s Original Confirmation
5 Insert applicable premium from applicable Dealer’s Original Confirmation (Base)

Free Convertibility Date:    February 15, 2030
Expiration Time:     The Valuation Time
Expiration Date:     June 15, 2030, subject to earlier exercise.
Multiple Exercise:    Applicable, as described under “Automatic Exercise” below.
Automatic Exercise:    Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date occurring on or after the Free Convertibility Date, in respect of which a Notice of Conversion (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant converting Holder, a number of Options equal to [(i)] the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred shall be deemed to be automatically exercised; provided however that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.
    Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.
Automatic Exercise After Free
Convertibility Date:    Notwithstanding Section 3.4 of the Equity Definitions, unless Counterparty notifies Dealer in writing prior to 5:00 p.m. (New York City time) on the Expiration Date that it does not wish Automatic Exercise to occur, all Options then outstanding as of 9:30 a.m. (New York City time) on the Expiration Date will be deemed to be automatically exercised as if (i) a number of Convertible Notes (in denominations of USD 1,000 principal amount) equal to such number of then-outstanding Options were converted with a “Conversion Date” (as defined in the Indenture) occurring on or after the Free Convertibility Date and (ii) the Relevant Settlement Method applied to such Convertible Notes; provided that, no such automatic exercise pursuant to this paragraph will occur if the Relevant Price of the Equity Component (as defined in the Supplemental Indenture) for each Valid Day during the Settlement Averaging Period plus the amount of the Cash Component (as defined in the Supplemental Indenture) is less than or equal to the Strike Price.
Notice of Exercise:    Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, but subject to “Automatic Exercise After Free Convertibility Date” above, in order to exercise any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such

Options; provided that if the Relevant Settlement Method for such Options is not Net PANW Consideration Unit Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying (1) the Relevant Settlement Method for such Options, and (2) if the settlement method for the related Convertible Notes is not Settlement in PANW Consideration Units (as defined in the Supplemental Indenture) or Settlement in Cash (as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”). If Counterparty elects a Settlement Method other than Net PANW Consideration Unit Settlement in the Notice of Final Settlement Method, the Notice of Final Settlement Method shall contain a written representation by Counterparty to Dealer that Counterparty is not, on the date of the Notice of Final Settlement Method, in possession of any material non-public information with respect to Counterparty or the Shares. Counterparty acknowledges its responsibilities under applicable securities laws, in particular Section 9 and Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes and in respect of any election of a Relevant Settlement Method for any Options.
Valuation Time:    At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.
Market Disruption Event:    Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:
    “‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”
Settlement Terms.
Settlement Method:    For any Option, Net PANW Consideration Unit Settlement; provided that if the Relevant Settlement

Method set forth below for such Option is not Net PANW Consideration Unit Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.
Relevant Settlement Method:    In respect of any Option, Net PANW Consideration Unit Settlement, Combination Settlement or Cash Settlement, as specified by Counterparty in the Notice of Final Settlement Method; provided that:
(i)    if the Notice of Final Settlement Method for such Option specifies that Net PANW Consideration Unit Settlement will be the Relevant Settlement Method for such Option and Counterparty has elected (or, in the case of (B), is deemed to have elected) to settle its conversion obligations in respect of the related Convertible Note (A) entirely in PANW Consideration Units pursuant to Section 14.02(a)(iv)(A) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in PANW Consideration Units”) or (B) in a combination of cash and PANW Consideration Units pursuant to Section 14.02(a)(iv)(C) of the Indenture, as amended by Section 2.04 of the Supplemental Indenture, with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net PANW Consideration Unit Settlement;
(ii)    if the Notice of Final Settlement Method for such Option specifies that Combination Settlement will be the Relevant Settlement Method for such Option, together with the applicable Specified Cash Amount, and Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and PANW Consideration Units pursuant to Section 14.02(a)(iv)(C) of the Indenture, as amended by Section 2.04 of the Supplemental Indenture, with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and
(iii)    if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 14.02(a)(iv)(B) of the Indenture, as amended by Section 2.04 of the Supplemental Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.
Net PANW Consideration Unit Settlement:    If Net PANW Consideration Unit Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of PANW Consideration Units (as defined in the

Supplemental Indenture) (the “Net PANW Consideration Unit Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the sum of (x) the product of the Relevant Price of the Equity Component on such Valid Day and the Equity Component (as defined in the Supplemental Indenture) and (y) the Cash Component (as defined in the Supplemental Indenture), divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the number of PANW Consideration Units (as defined in the Supplemental Indenture) delivered for any Option result in Counterparty receiving (A) an amount equal to the sum of (x) a number of Shares included in such PANW Consideration Units for such Option multiplied by the Applicable Limit Price and (y) cash in such PANW Consideration Units for such Option divided by (B) the Applicable Limit Price that exceeds (1) the Applicable Limit for such Option divided by (2) the Applicable Limit Price on the Settlement Date for such Option.
    Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net PANW Consideration Unit Settlement Amount valued at the Relevant Price of the Equity Component (as defined in the Supplemental Indenture) for the last Valid Day of the Settlement Averaging Period.
Combination Settlement:    If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:
(i)    cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value for such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and
(ii)    PANW Consideration Units (as defined in the Supplemental Indenture) (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of PANW

Consideration Units for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value for such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the sum of (x) the product of the Relevant Price of the Equity Component on such Valid Day and the Equity Component (as defined in the Supplemental Indenture) and (y) the Cash Component (as defined in the Supplemental Indenture), divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero; provided further that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option, (y) the number of Shares comprising the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option and (z) the amount of Cash comprising the Combination Settlement Share Amount, exceed the Applicable Limit for such Option.
    Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price of the Equity Component (as defined in the Supplemental Indenture) for the last Valid Day of the Settlement Averaging Period.
Cash Settlement:    If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount exceed the Applicable Limit for such Option.
Daily Option Value:    For any Valid Day, an amount equal to the product of (i) the Option Entitlement on such Valid Day, (ii) the Equity Component (as defined in the Supplemental Indenture) and (iii) (A) the lesser of (1) the Relevant Price on such Valid Day and (2) the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Valid Day:    A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.
Scheduled Valid Day:    A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.
Applicable Limit:    For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash paid to the “Holder” (as such term is defined in the Indenture) of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the “Holder” (as such term is defined in the Indenture) of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.
Applicable Limit Price:    On any day, the opening price as displayed under the heading “Op” on Bloomberg page PANW <equity> (or any successor thereto).
Business Day:    Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
Relevant Price:    On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page PANW <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
Settlement Averaging Period:    For any Option, the 30 consecutive Valid Days commencing on, and including, the 31st Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:    For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.
Settlement Currency:    USD
Other Applicable Provisions:     The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net PANW Consideration Unit Settlement or Combination Settlement is applicable to that Option.
Representation and Agreement:    Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).
3.Additional Terms applicable to the Transaction.
Adjustments applicable to the Transaction:
Potential Adjustment Events:    Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate,” “Cash Component”, “Equity Component,” “Equity Price Component”, “Conversion Price,” “PANW Consideration Unit” or the composition of a “unit of Reference Property”, or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Conversion Value” or “Daily Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Assignor (in its role as obligor on the Convertible Notes) or Counterparty (in its role as guarantor of the Convertible Notes) to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).

Method of Adjustment:    Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent, acting in good faith and in a commercially reasonable manner, shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.
    Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:
(i)    if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Assignor, Counterparty or either of their respective boards of directors (or equivalent governing party) (including, without limitation, pursuant to Section 14.05 of the Indenture, Section 14.07 of the Indenture or any supplemental indenture entered into thereunder following the Effective Date or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner, taking into account the relevant provisions of the Indenture; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent may in its sole determination make a commercially reasonable adjustment to the terms hereof in order to account for such Potential Adjustment Event;
(ii)    in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 14.04(b) of the Indenture or Section 14.04(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 14.04(b) of the Indenture) or “SP0” (as such term is used in Section 14.04(c) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall have the right to adjust, in good faith and in a commercially reasonable manner, taking into account the terms of the Indenture, any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its commercially reasonable hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and
(iii)    if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust, in good faith and in a commercially reasonable manner, taking into account the terms of the Indenture, any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable expenses incurred by Dealer in connection with its commercially reasonable hedging activities as a result of such Potential Adjustment Event Change.
Dilution Adjustment Provisions:    Sections 14.04(a), (b), (c), (d) and (e) and Section 14.05 of the Indenture.
Extraordinary Events applicable to the Transaction:
Merger Events:    Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 14.07(a) of the Indenture.
Tender Offers:    Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.

Consequences of Merger Events/
Tender Offers:    Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding or equivalent adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner, subject to the second paragraph under “Method of Adjustment”; provided that (i) such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision and (ii) in respect of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to compensate Dealer for any losses (including, without limitation, market losses customary for transactions similar to the Transaction with counterparties similar to Counterparty) solely as a result of any mismatch on its Hedge Position, assuming Dealer maintains a commercially reasonable Hedge Position, and the type and amount of consideration actually paid or issued to the holders of Shares in respect of such Merger Event; provided further that if with respect to any Merger Event or any Tender Offer, (i) (A) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is (1) not a corporation which is treated as an association taxable as a corporation for U.S. federal income tax purposes or (2) not organized under the laws of the United States, any State thereof or the District of Columbia and/or (B) Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation which is treated as an association taxable as a corporation for U.S. federal income tax purposes or will not be organized under the laws of the United States, any State thereof or the District of Columbia or is not the Issuer and (ii) Dealer determines at any time following the occurrence of such Merger Event or Tender Offer that (A) such Merger Event or Tender Offer has had or will have an adverse effect on Dealer under the Transaction or (B) Dealer will incur or has incurred an increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary or appropriate to hedge the economic risk of entering into and performing its obligations with respect to the Transaction or (2) realize, recover or remit the proceeds of any such transaction(s) or asset(s), then Dealer may elect in its sole commercially reasonably discretion that Cancellation and Payment (Calculation

Agent Determination) applies to the Transaction; provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Conversion.
Notice of Merger Consideration:    Upon the occurrence of a Merger Event, Counterparty shall reasonably promptly (but in no event later than the date on which such Merger Event is consummated) notify the Calculation Agent of, in the case of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the weighted average of the types and amounts of consideration actually received by holders of Shares upon consummation of such Merger Event.

Consequences of Announcement Events:    Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the word “shall” in the second line shall be replaced with “shall, if the Calculation Agent determines that such Announcement Event has had a material economic effect on the Transaction”, the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event” shall be inserted prior to the word “which” in the seventh line of such Section 12.3(d), and, (z) for the avoidance of doubt, the Calculation Agent may determine whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, shall adjust the Cap Price accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, expiration, withdrawal or termination, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative with any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement; provided that in no event shall the Cap Price be adjusted to be less than the Strike Price. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:    (i) The public announcement by Issuer, any subsidiary or affiliate of Issuer, or a Valid Third Party of (x) any transaction or event that is reasonably likely to be completed (as determined by the Calculation Agent which may take into account the effect of such announcement on the market for the Shares and/or options on the Shares) and, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Issuer, any of its affiliates and/or any of its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (a “Transformative Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or a Transformative Transaction, (ii) the public announcement by Issuer, any of its affiliate and/or any of its subsidiaries of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or a Transformative Transaction or (iii) any subsequent public announcement by any relevant entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions; provided that “10%” in the third line thereof shall be replaced with “20%”.
Valid Third Party     In respect of any transaction of the type described in the Announcement Event definition, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party, any of its affiliates and/or any of its subsidiaries on the Shares and/or options relating to the Shares).
Nationalization, Insolvency or Delisting:    Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity

Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.
Additional Disruption Events:
Change in Law:    Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”.
Failure to Deliver:    Applicable
Hedging Disruption:    Applicable; provided that:
(i)    Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:
    “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and
(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or, if a portion of the Transaction is affected by such Hedging Disruption (as commercially reasonably determined by the Hedging Party), such portion of the Transaction affected by such Hedging Disruption”.

Notwithstanding anything to the contrary herein or in the Equity Definitions, in no event will a Hedging Disruption occur solely due to the deterioration of the creditworthiness of the Hedging Party relative to other comparable financial institutions.
Increased Cost of Hedging:    Not Applicable
Hedging Party:    For all applicable Additional Disruption Events, Dealer.
Determining Party:    For all applicable Extraordinary Events, Dealer.
Non-Reliance:    Applicable
Agreements and Acknowledgments
Regarding Hedging Activities:    Applicable
Additional Acknowledgments:    Applicable
4..

4. Calculation Agent.	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following written notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within three Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models used by it for such determination or calculation or any information that may be proprietary or confidential or subject to an obligation not to disclose such information.

5.Account Details.
(a)Account for payments to Counterparty:
Counterparty to provide.
Account for delivery of Shares to Counterparty:
Counterparty to provide.

(b)Account for payments to Dealer:
Bank:    [_________]
ABA#:     [_________]
Acct No.:     [_________]
Beneficiary: [_________]
Ref:    [_________]6
Account for delivery of Shares from Dealer:
[_________]7
6.Offices.
(a)The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
(b)The Office of Dealer for the Transaction is: [_________]
7.Notices.
(a)Address for notices or communications to Counterparty:

Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, CA 95054
Attention: [________]
Telephone: [________]
Email: [________]

(b)Address for notices or communications to Dealer:
[Dealer]
[_________]
[_________]
Attention:    [__________]8
Telephone No.:     [__________]
Email:    [__________]
With a copy to:
[Dealer]
[_________]
[_________]
Attention:    [__________]9
Telephone No.:     [__________]
Email:    [__________]
8.Representations and Warranties of Counterparty.
Counterparty hereby represents and warrants to Dealer on the date hereof and on and as of the Effective Date that:
(a)Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation
6 Include for Dealer.
7 Include for Dealer.
8 Include for Dealer.
9 Include for Dealer.

has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.
(b)Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of (i) the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, (ii) or any agreement or instrument filed as an exhibit to Counterparty’s Annual Report on Form 10-K for the fiscal year ended July 31, 2025, as updated by any subsequent filings, to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.
(c)No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.
(d)Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(e)Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).
(f)[Reserved]
(g)To Counterparty’s actual knowledge, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, in each case, other than U.S. federal securities laws generally applicable to transactions relating to common equity securities of issuers listed on the Exchange.
(h)Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.
(i)The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.
(j)(A) the value of the total assets of Counterparty is greater than the sum of the total liabilities (including contingent liabilities) and the capital (as such terms are defined in Section 154 and Section 244 of the General Corporation Law of the State of Delaware, as if applicable to Counterparty) of Counterparty, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, and Counterparty’s entry into the Transaction will not impair its capital, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty will be able to continue as a going concern; and (E) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)).
9.Other Provisions.
(a)Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the date hereof, with respect to the matters set forth in Sections 8(a), (b)(i) and (c) of this Confirmation; provided that any such opinion of counsel may contain customary exceptions and qualifications. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.
(b)Repurchase Notices. Counterparty shall, on or prior to the date one Scheduled Trading Day immediately following any date on which Counterparty has effected any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than [__] million (in the case of the first such notice) or (ii) thereafter more than [__] million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that, with respect to any repurchase of Shares pursuant to a plan under Rule 10b5-1 under the Exchange Act, Counterparty may elect to satisfy such requirement by promptly giving Dealer written notice of the entry into such plan, the maximum number of Shares that may be repurchased thereunder and the approximate dates or periods during which such repurchases may occur (with such maximum deemed repurchased on the date of such notice for purposes of this Section 9(b)). Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, in each case, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.
(c)Regulation M. Counterparty is not on the Effective Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.
(d)No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)Transfer or Assignment.
(i)Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:
(A)With respect to any Transfer Options, Counterparty or Issuer, as applicable, shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(o) or 9(t) of this Confirmation;
(B)[Reserved]
(C)Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;
(D)Under the applicable law effective on the date of such transfer and assignment, (1) Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment and (2) Dealer will not, as a result of such transfer and assignment, receive from the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Dealer would have received from Counterparty in the absence of such transfer and assignment;
(E)An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;
(F)Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine the results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and
(G)Counterparty or Issuer, as applicable, shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.
(ii)Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction (A) to any affiliate or branch of Dealer (1) that has a long-term issuer credit rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent, or (B) to any other wholly-owned direct or indirect subsidiary of Dealer’s ultimate parent with a long-term issuer rating equal to or better than the greater of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that, (i) under the applicable law effective on the date of such transfer or assignment, (1) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to

Dealer in the absence of such transfer or assignment, (2) Counterparty will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment and (3) such transfer or assignment does not cause a deemed exchange for Counterparty of the Transaction under Section 1001 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Dealer shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that results described in clause (i) of this proviso will not occur upon or after such transfer or assignment.
(iii)If at any time at which (A) the Section 16 Percentage exceeds 8.0%, (B) the Option Equity Percentage exceeds 14.0%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (except for any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act as in effect on the Trade Date) or other requirements (including (x) obtaining prior approval from any person or entity or (y) becoming subject to any “interested shareholder” or similar restrictions in Counterparty’s articles of association) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.
(iv)Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.
(f)Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:
(i)in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;
(ii)the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and
(iii)if the Net PANW Consideration Unit Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net PANW Consideration Unit Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.
(g)[Role of Agent. Insert Dealer agency provisions, if any]10 [Reserved]11.
(h)Risk Disclosure Statement. Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement provided by Dealer and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.
(i)Conduct Rules.  Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.
(j)Additional Termination Events.
(i)Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which a Notice of Conversion that is effective as to Counterparty has been delivered by the relevant converting Holder:
(A)    Counterparty may, within ten Scheduled Trading Days of the Conversion Date for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer (which Early Conversion Notice shall contain a written representation by Counterparty to Dealer that Counterparty is not, on the date of such Early Conversion Notice, in possession of any material non-public information with respect to Counterparty or the Shares) specifying the number of Convertible Notes surrendered for conversion on such Conversion Date (such Convertible Notes, the “Affected Convertible Notes”), and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this clause (i) (provided that Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any delivery of an Early Conversion Notice);
(B)    upon receipt of any such Early Conversion Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be as promptly as reasonably practicable following the Conversion Date for such Early Conversion) with respect to the portion of the
10 Include any Dealer agency provisions.
11 Insert Reserved if no Dealer agency provisions.

Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Notes and (y) the Number of Options as of the Conversion Date for such Early Conversion;
(C)    any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash in PANW Consideration Units for any Option paid to the “Holder” (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note and (ii) the number of Shares in PANW Consideration Units for any Option delivered (if any) to the “Holder” (as such term is defined in the Indenture) of an Affected Convertible Note (including for such purposes taking into account any applicable adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 14.03 of the Indenture), multiplied by the Applicable Limit Price, minus (y) the Synthetic Instrument Adjusted Issue Price per Convertible Note, as determined by the Calculation Agent. “Synthetic Instrument Adjusted Issue Price per Convertible Note” shall mean the amount determined by the Calculation Agent utilizing the numbers in the table set forth below based on the date of payment of the amount due with respect to the relevant Affected Number of Options (the “Affected Unwind Date”). If the Affected Unwind Date is not listed below, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the table below using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices per Convertible Note for the dates immediately preceding and immediately following the Affected Unwind Date. For the avoidance of doubt, any payment pursuant to this paragraph shall be subject to Section 9(m) of this Confirmation.

Affected Unwind Date	Synthetic Instrument Adjusted Issue Price per Convertible Note
February 11, 2026	USD	[_______]
June 15, 2026	USD	[_______]
December 15, 2026	USD	[_______]
June 15, 2027	USD	[_______]
December 15, 2027	USD	[_______]
June 15, 2028	USD	[_______]
December 15, 2028	USD	[_______]
June 15, 2029	USD	[_______]
December 15, 2029	USD	[_______]
June 15, 2030	USD	[_______]
(D)     for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the

Conversion Rate have occurred pursuant to any Excluded Provision and (z) the corresponding Convertible Notes remain outstanding; and
(E)    the Transaction shall remain in full force and effect, except that, as of the Conversion Date for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.
(ii)Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty or Assignor occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that results in the Convertible Notes becoming or being declared due and payable pursuant to the terms of the Indenture, then such acceleration shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.
(iii)Notwithstanding anything to the contrary in this Confirmation, the occurrence of an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Notes (including an amendment, modification or supplement pursuant to the Supplemental Indenture) governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend (other than, in each case, any amendment or supplement (x) pursuant to Section 10.01(m) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 14.07 of the Indenture), in each case, without the consent of Dealer.
(iv)Within ten Scheduled Trading Days following any Repayment Event (as defined below), Counterparty (i) shall (solely to the extent that such Repayment Event results directly from a “Fundamental Change” (as such term is defined in the Indenture) or an “Optional Redemption” (as such term is defined in the Indenture)), and (ii) otherwise may, but shall not be obligated to, notify Dealer of such Repayment Event and the aggregate principal amount of Convertible Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that in the case of clause (ii) only, such Repayment Notice shall contain a representation and warranty by Counterparty that it is not, on the date thereof, in possession of any material non-public information with respect to Counterparty or the Shares. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any delivery of a Repayment Notice. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 9(j)(iv). Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) [(x)] the aggregate principal amount of such Convertible Notes specified in such Repayment Notice, divided by USD 1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction; provided that, in the event of a Repayment Event resulting from a “Fundamental Change” (as such term is defined in the Indenture) or in connection with an “Optional Redemption” (as such term is defined in the Indenture), the Repayment

Unwind Payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the product of (A) the Applicable Percentage and (B) (x) the amount paid by Counterparty per Convertible Note in connection with the relevant Repayment Event pursuant to the relevant sections of the Indenture, minus (y) the Repayment Synthetic Instrument Adjusted Issue Price per Convertible Note, as determined by the Calculation Agent. “Repayment Synthetic Instrument Adjusted Issue Price per Convertible Note” shall mean the amount determined by the Calculation Agent utilizing the numbers in the table set forth below based on the date of payment of the amount due with respect to the relevant Repayment Options (the “Repayment Unwind Date”). If the Repayment Unwind Date is not listed below, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the table below using a linear interpolation between the lower and higher Repayment Synthetic Instrument Adjusted Issue Prices per Convertible Note for the dates immediately preceding and immediately following the Repayment Unwind Date. For the avoidance of doubt, any payment pursuant to this paragraph shall be subject to Section 9(m) of this Confirmation.

Repayment Affected Unwind Date	Repayment Synthetic Instrument Adjusted Issue Price per Convertible Note
February 11, 2026	USD	[_______]
June 15, 2026	USD	[_______]
December 15, 2026	USD	[_______]
June 15, 2027	USD	[_______]
December 15, 2027	USD	[_______]
June 15, 2028	USD	[_______]
December 15, 2028	USD	[_______]
June 15, 2029	USD	[_______]
December 15, 2029	USD	[_______]
June 15, 2030	USD	[_______]
(v)“Repayment Event” means that (i) any Convertible Notes are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (for any reason other than as a result of an acceleration of the Convertible Notes that results in an Additional Termination Event pursuant to Section 9(j)(ii)), or (iv) any Convertible Notes are exchanged by or for the benefit of the “Holders” (as defined in the Indenture) thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Notes (whether into cash, PANW Consideration Units, “Reference Property” (as defined in the Indenture) or any combination thereof) pursuant to the terms of the Indenture shall not constitute a Repayment Event.
(k)Amendments to Equity Definitions.
(i) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving Issuer or its securities that has a material effect on the Shares or the Options ; provided that such event is not based on (a) an observable market, other than the market for Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations.
(ii)Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.
(iii)Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.
(iv)Section 12(a) of the Agreement is hereby amended by deleting the phrase “or e-mail” in the third line thereof.
(l)No Netting or Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party under any other agreement between parties hereto, by operation of law or otherwise.
(m)Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation in cash pursuant to the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be; provided that, Dealer will satisfy the Payment Obligation by the Share Termination Alternative (as defined below), if (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 5:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall apply and (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any election that the Share Termination Alternative will apply.
Share Termination Alternative:     If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.
Share Termination Delivery Property:     A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:     The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.
Share Termination Delivery Unit:     One PANW Consideration Unit or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the Cash Component (as defined in the Supplemental Indenture) and the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.
Failure to Deliver:     Applicable
Other applicable provisions:     If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.
(n)Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
(o)Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering of similar size; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement of similar size), or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), requested by Dealer.
(p)Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
(q)Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its discretion, based on the advice of counsel in the case of clause (ii) below, that such action is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner; provided further that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 30 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.
(r)Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of ordinary shareholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.
(s)Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.
(t)Notice of Certain Other Events. Counterparty covenants and agrees that:
(i)promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and
(ii)(A) Counterparty shall give Dealer commercially reasonable advance (but in any event at least one Exchange Business Day prior to the relevant Adjustment Notice Deadline) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any Potential Adjustment Event (other than a Potential Adjustment in respect of the Dilution Adjustment Provisions set forth in Section 14.04(b) or Section 14.04(d) of the Indenture) or Merger Event and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment. The “Adjustment Notice Deadline” means (i) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 14.04(a) of the Indenture, the relevant Ex-Dividend Date (as such term is defined in the Indenture) or Effective Date (as such term is defined in the Indenture), as the case may be, (ii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the first formula set forth in Section 14.04(c) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the period referred to in the definition of “SP0” in such formula, (iii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the second formula set forth in Section 14.04(c) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the Valuation Period (as such term is defined in the Indenture), (iv) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 14.04(e) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the period referred to in the definition of “SP1” in the formula in such Section, and (v) for any Merger Event, the effective date of such Merger Event (or, if earlier, the first day of any valuation or similar period in respect of such Merger Event).
(u)Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position, or Illegality (as defined in the Agreement)).
(v)Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.
(w)Effectiveness Conditions. This Confirmation shall become effective on the date (the “Effective Date”) the following conditions are satisfied:
(i)The Merger has become effective.
(ii)This Confirmation has been duly executed and delivered by each of the Dealer, Assignor and Counterparty, and is enforceable against each in accordance with its terms.
(iii)The Supplemental Indenture has been duly executed and delivered by each of the parties thereto, and is enforceable against each in accordance with its terms.
(iv)The Counterparty has delivered to Dealer an opinion of counsel pursuant to Section 9(a) hereof.
(x)Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.
(y)Adjustments. For the avoidance of doubt, whenever the Calculation Agent or Determining Party is required or permitted to make a calculation, adjustment, determination or election pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event (other than an adjustment to be made by reference to the Indenture), the Calculation Agent or

Determining Party may make such calculation, adjustment, determination or election by reference to the effect of such event on Dealer (taking into account, among other factors, Dealer’s hedge position), assuming that such Dealer maintains a commercially reasonable hedge position.
(z)Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 9(k)(i) and provided that “10%” in the third line of the term “Tender Offer” in Section 12.1(d) of the Equity Definitions shall be replaced with “20%”), and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions, the Calculation Agent shall determine whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction and, if so, shall, adjust the Cap Price in a commercially reasonable manner to preserve the fair value of the Options to Dealer; provided that in no event shall the Cap Price be less than the Strike Price. Solely for purposes of this Section 9(z), “Extraordinary Dividend” means any cash dividend on the Shares.
(aa)Tax Matters.
(i)FATCA and Dividend Equivalent Tax. “Tax,” as used in Section 9(aa)(iii) below, and “Indemnifiable Tax,” as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(ii)To the extent that either party to the Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol, as published by ISDA and as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to this Confirmation as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to this Confirmation, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to this Confirmation, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of the Transaction. If there is any inconsistency between this provision and a provision in any other agreement executed between the parties with respect to the Transaction, this provision shall prevail unless such other agreement expressly overrides the provisions of the 871(m) Protocol.
(iii)Tax Documentation. Dealer shall provide to Counterparty a valid U.S. Internal Revenue Service Form [W-8/W-9]12, or any successor thereto and Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by the other party.
(iv)Payor Tax Representations. For the purpose of Section 3(e) of the Agreement, each party makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any
12 Include appropriate tax document for Dealer

payment (other than interest under Section 9(h) of the Agreement or amounts payable hereunder that are considered to be interest for U.S. federal income tax purposes) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 9(aa)(iv) of this Confirmation, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, (iii) the satisfaction of the agreement of the other party contained in the last sentence of Section 9(aa)(iv) of this Confirmation and (iv) the documentation provided by Counterparty pursuant to Section 9(aa)(ii) of this Confirmation, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.
(v)Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, each party makes the following representations, as applicable: Counterparty is a corporation for U.S. federal income tax purposes and is organized under the laws of Delaware. Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(l)(ii). Dealer is a [corporation for U.S. federal income tax purposes and is organized under the laws of the United States. Dealer is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(l)(ii)].13 Each party agrees to give notice of any failure of a representation made by it under this Section 9(aa)(iv) to be accurate and true promptly upon learning of such failure.
(ab)[QFC Stay Rules. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement, and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]14
(ac)[CARES Act. Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities or a capital distribution.  Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “Cares Act”), the
13 Include appropriate tax rep for Dealer
14 Include as appropriate for Dealer

Counterparty will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the Cares Act) under section 4003(b) of the Cares Act.  Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the Cares Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system.  Accordingly, Counterparty represents and warrants that it has not applied, and throughout the term of this Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the Cares Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law, including the Cares Act and the Federal Reserve Act, as amended, and (b) requires, as a condition of such loan, loan guarantee, direct loan (as that term is defined in the Cares Act), investment, financial assistance or relief, that Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution. Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).]15
10.(cc) Dealer Boilerplate. Insert Dealer specific provisions, if any.
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11.Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer via e-mail.
Very truly yours,

[DEALER]
By:
Authorized Signatory
Name:

Acknowledged and agreed
only in its limited capacity as Assignor:

CYBERARK SOFTWARE LTD.
By:
Authorized Signatory
Name:

Accepted and confirmed
as of the Effective Date:

PALO ALTO NETWORKS INC.
By:
Authorized Signatory
Name: